Exhibit 10.2d
2008 Award
Dear [Full Name]:
     Effective August 1, 2008 you have been granted a fully vested Non-qualified Option to purchase up to [amount] shares of the common stock, par value $.25 per share, of Centex Corporation (the “Company”) for $[price] per share (the “Option”). This Option is granted under the Centex Corporation 2003 Equity Incentive Plan (as such plan may be amended from time to time, the “Plan”). A copy of the Plan is available to you upon request to the Law Department during the term of this Option. This Option will terminate upon the close of business on August 1, 2015, unless earlier terminated as described herein or in the Plan.
     If for any reason you cease to be a Director of the Company or an employee of at least one of the employers in the group of employers consisting of the Company and its Affiliates, any portion of this Option vested but not exercised by you on or before such date of cessation may be exercised after such date only as provided in the Plan. However, if you retire from the Board of Directors of the Company before all Shares subject to this Option have been exercised, then the exercise period of the Option shall be extended to three years following your retirement, but in no event longer than the seven-year life of this Option.
     You may pay the exercise price for any vested portion of this Option by electing to submit (by actual delivery or attestation) shares owned by you for at least six months prior to exercise or through other means specified in the Plan.
     The Company may cancel and revoke this Option and/or replace it with a revised option at any time if the Company determines, in its good faith judgment, that this Option was granted to you in error or that this Option contains an error. If the Company replaces this Option with a revised option, then you will have all of the benefits conferred under the revised option, effective at such time as the new option goes into effect.
     This Option is subject to the Plan, and the Plan will govern where there is any inconsistency between the Plan and this Option. The provisions of the Plan are also provisions of this Option, and all terms, provisions and definitions set forth in the Plan are incorporated in this Option and made a part of this Option for all purposes. Capitalized terms used but not defined in this Option will have the meanings assigned to such terms in the Plan. This Option has been signed by Centex Corporation and delivered to you, and (when you sign below) has been accepted by you effective as of August 1, 2008.

ACCEPTED	CENTEX CORPORATION

[Full Name]	/s/ Timothy R. Eller Timothy R. Eller
Chairman & Chief Executive Officer